Exhibit 99.1

CareDx Reports Status of Form 10-Q

BRISBANE, CA, August 16, 2016: CareDx, Inc. (Nasdaq: CDNA), a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant patients, today announced that it filed with the Securities and Exchange Commission (SEC) a Form 12b-25 for an extension of the time for the filing of its Quarterly Report on Form 10-Q. The Company requested the extension because it needs additional time to complete the final review of its financial statements and other disclosures in the Form 10-Q, namely in light of the Company’s recent acquisition of Allenex AB and the requirement to include Allenex AB’s results in the Company’s consolidated financial statements for the first time. Pursuant to SEC regulations, the Company has until Monday, August 22, 2016 to timely file its Form 10-Q, and the Company anticipates that it will file its Form 10-Q by that date. However, because the review is ongoing, no assurances can be given as to the definitive date on which the Form 10-Q will be filed.

About CareDx

CareDx, Inc., headquartered in Brisbane, California, is a global molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant patients. CareDx offers AlloMap®, a gene expression test that aids clinicians in identifying heart transplant patients with stable graft function who have a low probability of moderate to severe acute cellular rejection (ACR). CareDx is developing additional products for transplant monitoring using a variety of technologies, including AlloSure®, a proprietary next-generation sequencing–based test to detect donor-derived cell-free DNA (dd-cfDNA) after transplantation.

CareDx, with its presence through Olerup, also develops, manufactures, markets and sells high quality products that increase the chance of successful transplants by facilitating a better match between a donor and a recipient of stem cells and organs. Olerup SSP® is a set of HLA typing products used prior to hematopoietic stem cell/bone marrow transplantation and organ transplantation. XM-ONE® is the first standardized test that quickly identifies a patient’s antigens against HLA Class I, Class II or antibodies against a donor’s endothelium. For more information, please visit: www.CareDx.com.

Forward Looking Statements

In addition to historical information, this press release contains forward-looking statements with respect to our business including, but not limited to, statements regarding the anticipated timing of filing our Form 10-Q. These forward-looking statements are based upon information that is currently available to us and our current expectations, speak only as of the date hereof, and are subject to risks and uncertainties, including our ability to complete the work required to file the Form 10-Q in the time frame that is anticipated. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.

Media Contacts – CareDx	Media Contacts - Investor
Molly Martell, Senior Director, Marketing	Jamar Ismail, Vice President
T: +1 415-728-6307	Westwicke Partners, LLC
E: mmartell@caredx.com	T: +1 415-513-1282
E: jamar.ismail@westwicke.com